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Exhibit 1.1

«SBS Broadcasting S.A.»

société anonyme

L u x e m b o u r g

R.C.S. Luxembourg, section B numéro 31.996

************************************************

STATUTS COORDONNES à la date du 15 juin 2005

************************************************

Société Anonyme
SBS Broadcasting S.A.
Luxembourg
R.C.S. Luxembourg B 31.996

Constituée suivant acte reçu par Maître Frank BADEN, notaire de résidence à Luxembourg, en date du 24 octobre 1989, publié au mémorial C numéro 88 du 20 mars 1990.

MODIFICATION

Date	Notaire	Publication
27.03.1990	Me Frank BADEN	C no368	du 10.10.1990
06.09.1991	Me Frank BADEN	C no96	du 20.03.1992
29.10.1991	Me Frank BADEN	C no160	du 23.04.1992
12.12.1991	Me Frank BADEN	C no234	du 02.06.1992
09.04.1992	Me Frank BADEN	C no412	du 19.09.1992
17.07.1992	Me Frank BADEN	C no542	du 24.11.1992
11.08.1992	Me Frank BADEN	C no589	du 12.12.1992
31.12.1992	Me Frank BADEN	C no174	du 22.04.1993
08.03.1993	Me Frank BADEN	C no262	du 02.06.1993
16.03.1993	Me Frank BADEN	C no275	du 08.06.1993
21.04.1993	Me Frank BADEN	C no333	du 20.07.1993
12.08.1993	Me Frank BADEN	C no498	du 22.10.1993
22.10.1993	Me Frank BADEN	C no599	du 16.12.1993
19.11.1993	Me André SCHWACHTGEN, en remplacement de Me Frank BADEN	C no36	du 28.01.1994
19.11.1993	Me André SCHWACHTGEN, en remplacement de Me Frank BADEN	C no36	du 28.01.1994
09.02.1994	Me Frank BADEN	C no226	du 09.06.1994
22.02.1994	Me Frank BADEN	C no237	du 16.06.1994
28.09.1994	Me Frank BADEN	C no15	du 11.01.1995
05.04.1995	Me Frank BADEN	C no351	du 29.07.1995
29.11.1995	Me Frank BADEN	C no92	du 22.02.1996
11.09.1996	Me Frank BADEN	C no607	du 23.11.1996
06.12.1996	Me Frank BADEN	C no85	du 22.02.1997
24.06.1997	Me Frank BADEN	C no554	du 08.10.1997
12.12.1997	Me Frank BADEN	C no265	du 22.04.1998
27.01.1998	Me Frank BADEN	C no357	du 16.05.1998
30.03.1998	Me Frank BADEN	C no476	du 30.06.1998
02.09.1998	Me Frank BADEN	C no839	du 18.11.1998
20.11.1998	Me Frank BADEN	C no95	du 17.02.1999
11.03.1999	Me Frank BADEN	C no429	du 09.06.1999
01.07.1999	Me Frank BADEN	C no758	du 13.10.1999
06.08.1999	Me Frank BADEN	C no839	du 11.11.1999
04.10.1999	Me Frank BADEN	C no951	du 13.12.1999
09.12.1999	Me Frank BADEN	C no139	du 11.02.2000
01.02.2000	Me Frank BADEN	C no359	du 19.05.2000
07.03.2000	Me Frank BADEN	C no466	du 01.07.2000
26.07.2000	Me Frank BADEN	C no40	du 22.01.2001
26.07.2000	Me Frank BADEN	C no40	du 22.01.2001
01.08.2000	Me Frank BADEN	C no40	du 22.01.2001

04.08.2000	Me Frank BADEN	C no40	du 22.01.2001
02.10.2000	Me Frank BADEN	C no230	du 29.03.2001
01.12.2000	Me Frank BADEN	C no549	du 19.07.2001
12.04.2001	Me Frank BADEN	C no1023	du 16.11.2001
25.05.2001	Me Frank BADEN	C no1155	du 13.12.2001
27.07.2001	Me Frank BADEN	C no86	du 16.01.2002
02.08.2001	Me Frank BADEN	C no98	du 18.01.2002
12.11.2001	Me Frank BADEN	C no397	du 12.03.2002
04.12.2001	Me Frank BADEN	C no397	du 12.03.2002
30.04.2002	Me Frank BADEN	C no1142	du 29.07.2002
06.12.2002	Me Frank BADEN	C no102	du 01.02.2003
17.12.2002	Me Frank BADEN	C no179	du 19.02.2003
08.09.2003	Me Joseph ELVINGER, en remplacement de Me Jean-Joseph WAGNER	C no1045	du 09.10.2003
23.09.2003	Me Jean-Joseph WAGNER	C no1122	du 28.10.2003
13.10.2003	Me Jean-Joseph WAGNER	C no1266	du 28.11.2003
16.10.2003	Me Jean-Joseph WAGNER	C no1291	du 04.12.2003
27.11.2003	Me Jean-Joseph WAGNER	C no106	du 27.01.2004
05.12.2003	Me Jean-Joseph WAGNER	C no121	du 29.01.2004
22.12.2003	Me Jean-Joseph WAGNER	C no202	du 18.02.2004
21.01.2004	Me Jean-Joseph WAGNER	C no319	du 19.03.2004
13.02.2004	Me Jean-Joseph WAGNER	C no444	du 27.04.2004
20.02.2004	Me Anja HOLTZ, en remplacement de Me Jean-Joseph WAGNER	C no504	du 13.05.2004
02.06.2004	Me Jean-Joseph WAGNER	C no830	du 12.08.2004
21.07.2004	Me Jean-Joseph WAGNER	C no1028	du 14.10.2004
03.08.2004	Me Jean-Joseph WAGNER	C no1041	du 18.10.2004
13.08.2004	Me Jean-Joseph WAGNER	C no1160	du 16.11.2004
08.09.2004	Me Jean-Joseph WAGNER	C no1161	du 16.11.2004
03.12.2004	Me Jean-Joseph WAGNER	C no283	du 30.03.2005
17.02.2005	Me Jean-Joseph WAGNER	C no	du
23.03.2005	Me Jean-Joseph WAGNER	C no	du
08.04.2005	Me Jean-Joseph WAGNER	C no	du
12.04.2005	Me Jean-Joseph WAGNER	C no	du
14.05.2005	Me Jean-Joseph WAGNER	C no	du

STATUTS COORDONNES

  Article 1.-

        There is hereby established among the subscribers and all those who may become owners of the shares hereafter issued, a Corporation in the form of a société anonyme, under the name of «SBS Broadcasting S.A.».

  Article 2.-

        The Corporation is established for an unlimited duration.

  Article 3.-

        The purpose of the Corporation is to advise on, operate and develop all activities in connection with the realisation of media projects in the fields of printed and audio-visual media, in particular television broadcasting. It may produce radio and television programmes and carry out all ancillary services directly or indirectly related to its purpose or which it believes useful for the development of its business.

        The further purpose of the Company is the holding of participation, in any form whatsoever, in Luxembourg companies and companies incorporated outside of Luxembourg and any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, control and development of its portfolio. The Company may further guarantee, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company. The Company may carry out any commercial, industrial or financial activities which it may deem useful in accomplishment of its purpose.

  Article 4.-

        The registered office of the Corporation is established in Luxembourg. Branches or other offices may be established either in Luxembourg or abroad by resolution of the board of directors. In the event that the board of directors determines that extraordinary political, economic or social developments have occurred or are imminent, that would interfere with the normal activities of the Corporation at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Corporation which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg corporation.

  Article 5.-

        The subscribed capital is set at sixty-five million nine hundred and ten thousand five hundred and six euro (EUR 65,910,506.-) represented by thirty-two million nine hundred and fifty-five thousand two hundred and fifty-three (32,955,253) shares of a par value of two euro (EUR 2.-) per share, which have been entirely paid in.

        The authorised capital is set at one hundred and fifty million euro (EUR 150,000,000.-) consisting of seventy-five million (75,000,000) shares, each having a par value of two euro (EUR 2.-) per share.

        During the period of five years from the date of the minutes of the Extraordinary General Meeting of 3 December 2004, the directors be and are hereby authorised to issue shares and to grant options to subscribe for shares, to such persons and on such terms as they shall see fit and specifically to proceed to such issue without reserving for the then existing shareholders a preferential right to subscribe to the shares issued.

        The subscribed and the authorised capital of the corporation may be increased or reduced by a resolution of the shareholders adopted in the manner required for amendment of these Articles of Incorporation.

        The corporation may, to the extent and under the terms permitted by law, redeem its own shares.

  Article 6.-

        The shares of the Corporation shall be in registered form only.

        Share certificates will be issued for Common Shares in such denominations as the board shall prescribe.

        The share certificates shall be in such form and shall bear such legends and such numbers of identification as shall be determined by the board.

        The forms of share certificates may differ with respect to the Common Shares entered in the various official registers of shareholders (each to be referred to herein as a "Register", collectively referred to as the "Registers"). The share certificate shall be signed manually or by facsimile by two directors of the Corporation.

        All Common Shares in the Corporation shall be registered in the Registers which shall be kept by the persons designated for such purpose by the Corporation, and such Registers shall contain the name of each holder of Common Shares, his residence and/or elected domicile, the number of Common Shares held by him and the amount paid on each Common Share. Every transfer or devolution of Common Shares shall be entered into the Registers, and every such entry shall be signed by one or more officers of the Corporation or by one or more persons designated by the board.

        The Corporation may appoint Registrars in different jurisdictions who will each maintain a separate Register for the Common Shares entered therein, and the holders of Common Shares may elect to be entered in one of the Registers and to be transferred from time to time from one Register to another Register. The board may, however, restrict the ability to transfer Common Shares that are registered, listed, quoted, dealt in, or placed in certain jurisdictions.

        The transfer to the Register kept at the registered office in Luxembourg may always be requested.

        Upon any transfer of Common Shares, new certificates in respect of Common Shares transferred and retained shall be issued, in each case without charge.

        Transfers of Common Shares shall be effected upon delivery of the certificate or certificates representing such Common Shares to the Registrar together with (i) a stock power or other instrument of transfer, (ii) a written declaration of transfer inscribed in the Register, dated and signed by the transferor and the transferee, or by persons holding suitable powers of attorney to act therefore, or (iii) if present on the certificate, the form of endorsement duly completed and executed. In each of the three foregoing cases, the evidence of transfer presented with the certificate or certificates shall be in such form and with such evidence of authority as shall be satisfactory to the Corporation.

        Except as provided in this Article 6, the Corporation may consider the person, firm or entity (each, a "Person") in whose name the Common Shares are registered in the Register as the full owner of such Common Shares. The Corporation shall be completely free from any responsibility to third parties in dealing with such Common Shares and shall be justified in considering any right, interest or claims of such third parties in or upon such Common Shares to be non-existent, subject, however, to any right which such third party might have to demand either the registration or a change in registration of Common Shares.

        In the event that a holder of Common Shares does not provide an address to which all notices or announcements from the Corporation may be sent, the Corporation shall issue a notice to this effect to be entered into the Register, and such holder's address will be deemed to be the registered office of the Corporation or such other address as may be so entered by the Corporation from time to time, until a different address shall be provided to the Corporation by such holder. The holder may, at any time, change his address as entered in the Register(s) of Shareholders by means of written notification to the Registrar.

        Lost, stolen or mutilated share certificates will be replaced by the Registrar who issued the share certificates in the first place upon delivery of such evidence, undertakings and indemnities as may be deemed satisfactory to the Corporation, provided that mutilated share certificates shall be delivered before new share certificates are issued.

        No Person, except for shareholders as of February, 25, 1993, may, without obtaining the approval of the board of directors, own more than 20% of the Corporation's share capital or voting power at any time (the "Shard Ownership Limit"). The board of directors may condition its approval on the satisfaction of such conditions as it determines to be appropriate.

        A Person who owns more than 20% of The Corporation's share capital or votes at any time who has not obtained the approval of the board of directors cannot be registered or otherwise accepted as a shareholder, and such Person shall have no voting rights, rights to dividends or distributions, or any other rights as a shareholder, for such portion of such Person's shareholding that exceeds 20%. The board of directors may approve the ownership by a Person of more than 20% of the Corporation's share capital or votes (i) if such Person has, prior to purchasing more than 20% of the Corporation's share capital or votes, requested and obtained the approval by the board of directors to own more than the Share Ownership Limit, (ii) if such Person has made a legally binding and irrevocable bona fide offer to all other shareholders of the Corporation to purchase all the Common Shares and votes in the Corporation at a price deemed favorable by the board of directors, in its discretion or (iii) in such other circumstances as may be determined by the board of directors.

  Article 7.-

        Any regularly constituted meeting of shareholders of the Corporation shall represent the entire body of shareholders of the Corporation. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Corporation.

  Article 8.-

        The annual general meeting of shareholders shall be held in Luxembourg at the registered office place of the Corporation or at such place in Luxembourg as may be specified in the notice of the meeting on the last Friday in June at 9.00 am.

        If such day is a legal holiday, the annual general meeting shall be held on the next following business day. The annual general meeting may be held abroad if in the absolute and final judgement of the board of directors, exceptional circumstances so require.

        Other meetings of shareholders may be held at such place and time as may be specified in the respective notices of the meeting.

        Notice of any general meeting shall be sent by first class mail, postage prepaid at least twenty days prior to such meeting. The quorum required by law shall govern conduct of the meeting of shareholders of the Corporation.

        Each share is entitled to one vote. A shareholder may act at any meeting of shareholders by appointing another person as his proxy in writing, by cable, telegram, telex or facsimile, provided the written proxy is deposited with the Corporation at its registered office in Luxembourg, or with any director of the Corporation, at least five days before the meeting.

        Except as otherwise required by law, resolution at a meeting of shareholders duly convened will be passed by a simple majority of those present and voting.

        The board of directors may determine all other conditions that must be fulfilled by shareholders for them to take part in any meeting of shareholders.

        The board of directors shall call a general meeting within one (1) month after receipt of written demand therefore by shareholders representing one fifth of the outstanding shares entitled to vote at such meeting.

  Article 9.-

        The Corporation shall be managed by a board composed of members who need not be shareholders of the Corporation.

        The Board shall be composed of at least five (5) persons and shall be elected by a simple majority vote of the outstanding Common Shares for a term not exceeding six (6) years, until successors are elected; provided however, that any director or directors may be removed with or without cause by the votes of the holders of more than fifty percent (50%) of the shares present or represented at a general meeting.

        To be considered for election, the names of candidates for nomination to the board, together with written acceptance of the nomination by the proposed candidates, shall be deposited at the registered office of the Corporation or with the Chairman of the Corporation at least one month before the date set for the general meeting at which the directors shall be elected. No such deposit shall be required for the reelection of directors in office at the time of the general meeting.

        In the event of a vacancy in the office of a director due to death, retirement, resignation of dismissal, the remaining members of the board can appoint a person to fill such vacancy until the next general meeting of shareholders, which shall confirm or reject such appointment.

  Article 10.-

        The board of directors shall choose from among its members a chairman, and may choose from among its members a vice-chairman. It may also choose a secretary, who need not be a director, who shall be responsible for keeping the minutes of the meetings of the board of directors and of the shareholders.

        The board of directors shall meet upon call by the chairman, or two directors, at the place indicated in the notice of meeting. The notice must be given to directors seven days in advance of the meeting, except in case of emergency.

        The chairman shall preside at all meetings of shareholders and of the board of directors, but in his absence, the shareholders or the board of directors may appoint another director as chairman pro tempore by vote of the majority present at any such meeting.

        The board of directors can deliberate or act validly only if at least a majority of the directors is present or represented at a meeting of the board of directors. Decisions shall be taken by a majority of votes of the directors present or represented at such meeting.

        Resolutions in writing approved and signed by all directors shall have the same effect as resolutions voted at the directors' meetings.

        Any director may participate in any meeting of the board of directors by conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

        A meeting of the board of directors can be held by conference call or video conference or any similar means of communications allowing all the persons taking part in the meeting to hear one another.

        No transaction between the corporation and another party in which a director or officer is an employee, officer or director will be invalidated solely for that reason. Any director or officer who has a personal interest in a transaction must disclose such interest and abstain from voting on the transaction.

  Article 11.-

        The minutes of any meeting of the board of directors shall be signed by the chairman or, in his absence, by the vice-chairman, or by two directors.

        Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman, a vice chairman, the secretary of the Board of Directors or by any two directors.

  Article 12.-

        The board of directors is vested with the broadest powers to perform all acts of administration and disposition in the Corporation's interests. All powers not expressly reserved by law or by these Articles of Incorporation to the general meeting of shareholders fall within the competence of the board of directors.

        The board of directors must close the registers or set a record date no more than sixty days in advance of distributing a dividend, giving notice of a meeting or taking certain other actions for which the shareholders of record must be determined.

  Article 13.-

        The Corporation will be bound by the joint signatures of two directors or the sole signature of the Chairman or a Vice Chairman of the Board of Directors. The Corporation will also be bound by the sole signature of any person to whom such signatory power shall be delegated by the board of directors.

  Article 14.-

        The operations of the Corporation shall be supervised by one or several statutory auditors, who need not be shareholders of the Corporation. The general meeting of shareholders shall appoint the statutory auditors, and shall determine their number, remuneration and term of office which may not exceed six years.

  Article 15.-

        The accounting year of the Corporation shall begin on January first of each year and shall terminate on December 31st.

  Article 16.-

        From the annual net profits of the Corporation, five per cent (5%) shall be allocated to the reserve required by law. This allocation shall cease to, be required as soon and as long as such reserve amounts to, ten per cent (10%) of the subscribed capital of the Corporation as stated in article 5 hereof or as increased or reduced from time to time as provided in article 5 hereof.

        The general meeting of shareholders, upon recommendation of the board of directors, will determine how the remainder of the annual net profits will be disposed of.

        Interim dividends may be distributed by observing the terms and conditions foreseen by law.

  Article 17.-

        In the event of the dissolution of the Corporation for whatever reason at whatever time, the liquidation will be performed by liquidators appointed by the general meeting of shareholders (the "Liquidators"), or if no Liquidators are so appointed, by the board then in office, who will be endowed with the powers provided by articles 144 et. seg. of the Luxembourg Company Law of August 10, 1915, as amended.

        Once all debts, charges and liquidation expenses have been met, the balance will be distributed to the holders of Common Shares prorata according to the percentage of shares outstanding held by each shareholder.

        The Liquidators shall, to, the extent possible, make a distribution in kind of all the securities and other assets of the Corporation.

  Article 18.-

        Subject to the exceptions and limitations listed below:

  (i)
  Every person who is, or has been, a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding in which he or she becomes involved, as a party or otherwise, by virtue of his or her being or having been such director or officer, and against amounts paid or incurred by him or her in the settlement thereof.

  (ii)
  The words "claim", "action", "suit" or "proceeding" shall apply to all actual or threatened claims, actions, suits or proceedings (civil, criminal or otherwise, including appeals), and the words "liability" and "expenses" shall include without limitation attorneys' fees, costs, judgments, amounts paid in settlement and other liabilities.

        No indemnification shall be provided to any director or officer:

  (i)
  Against any liability to the Corporation or its shareholders incurred by reason of wilful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office;

  (ii)
  With respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Corporation; or

  (iii)
  In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board.

        The right of indemnification herein provided shall be severable, shall not affect any other rights to, which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under applicable law.

        Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this Article may be advanced by the Corporation prior to final disposition of the claim upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to indemnification under this Article Eighteen.

  Article 19.-

        All matters not governed by these Articles of Incorporation shall be determined in accordance with Luxembourg Company Law of August 10, 1915, as amended.

Suit la traduction française du texte qui précède:

  Article 1er.-

        Il est formé entre les souscripteurs et tous ceux qui deviendront propriétaires des actions ci-après créées, une société sous forme de société anonyme sous la dénomination de «SBS Broadcasting S.A.».

  Article 2.-

        La société est constituée pour une durée illimitée.

  Article 3.-

        L'objet de la société est de donner des conseils sur, de gérer et de développer toutes les activités en relation avec la réalisation de projets médiatiques dans le domaine de la presse écrite et de l'audio-visuel, en particulier l'émission de programmes de télévision. Elle peut produire des programmes radio et de télévision et de fournir tous services auxiliaires se rapportant directement ou indirectement à cet objet ou qu'elle estime utiles au développement de son activité.

        L'objet de la Société est encore la prise de participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises ou des sociétés constituées à l'étranger et toutes autres formes de placements, l'acquisition par achat, souscription ou de toute autre manière ainsi que l'aliénation par la vente, l'échange ou de toute autre manière de valeurs mobilières de toutes espèces et la gestion, le contrôle et la mise en valeur de ces participations.

        La Société peut également garantir, accorder des prêts à ou assister autrement les sociétés dans lesquelles elle détient une participation directe ou indirecte ou les sociétés qui font partie du même groupe de sociétés que la Société.

        La Société pourra exercer toutes activités de nature commerciale, industrielle ou financière estimées utiles pour l'accomplissement de son objet.

  Article 4.-

        Le siège social est établi à Luxembourg. Il peut être créé, par simple décision du conseil d'administration, des succursales ou bureaux, tant dans le Grand-Duché de Luxembourg qu'à l'étranger.

        Au cas où le conseil d'administration estime que des événements extraordinaires d'ordre politique, économique ou social, de nature à compromettre l'activité normale au siège social ou la communication aisée de ce siège avec des personnes se trouvant à l'étranger, se sont produits ou sont imminents, il pourra transférer provisoirement le siège social à l'étranger jusqu'à cessation complète de ces circonstances anormales; cette mesure provisoire n'aura toutefois aucun effet sur la nationalité de la société, laquelle, nonobstant ce transfert provisoire du siège, restera luxembourgeoise.

  Article 5.-

        Le capital souscrit de la société est fixé à soixante-cinq millions neuf cent dix mille cinq cent six euros (EUR 65.910.506,-) représenté par trente-deux millions neuf cinquante-cinq mille deux cent cinquante-trois (32.955.253) actions, d'une valeur nominale de deux euros (EUR 2,-) chacune.

        Le capital autorisé est fixé à cent cinquante millions d'euros (EUR 150.000.000,-) représenté par soixante- quinze millions (75.000.000) d'actions d'une valeur nominale de deux euros (EUR 2,-) chacune.

        Pendant une période de cinq ans à partir de la date du procès-verbal de l'assemblée générale extraordinaire du 3 décembre 2004, le Conseil d'Administration est généralement autorisé à émettre des actions et à consentir des options pour souscrire aux actions de la société, aux personnes et aux conditions que le conseil d'administration déterminera et plus spécialement de procéder à une telle émission sans réserver aux anciens actionnaires un droit préférentiel de souscription pour les actions à émettre.

        Le capital souscrit et le capital autorisé de la société peuvent être augmentés ou réduits par décision de l'assemblée générale des actionnaires statuant comme en matière de modification des statuts.

        La société peut, aux conditions et aux termes prévus par la loi, racheter ses propres actions.

  Article 6.-

        Les actions de la société seront nominatives uniquement.

        Des certificats d'actions seront émis pour les actions ordinaires en coupures à déterminer par le Conseil d'administration.

        Les certificats d'actions auront la forme et porteront les inscriptions et les numéro d'identification déterminés par le conseil d'administration.

        La forme des certificats d'actions peut différer au regard des actions ordinaires figurant dans les divers registres d'actions officiels (chacun étant nommé ci-après un «registre» et collectivement nommés les «registres»). Les certificats d'actions seront signés manuellement ou par fascimile par deux administrateurs de la société.

        Toutes les actions ordinaires de la société seront inscrites dans les registres qui seront tenus par les personnes désignées à cet effet par la société, et ces registres contiendront le nom de chaque détenteur d'actions ordinaires, sa résidence et/ou son domicile élu, le nombre des actions ordinaires détenues par lui et le montant libéré sur chaque action ordinaire. Chaque transfert ou transmission d'actions ordinaires sera inscrit dans les registres et chaque inscription sera signée par une ou plusieurs personnes désignées par le conseil d'administration.

        La société peut désigner des préposés au registre dans différentes juridictions qui tiendront chacun un registre séparé pour les actions ordinaires inscrites et les détenteurs d'actions ordinaires peuvent choisir d'être inscrits dans un des registres et d'être transférés d'un registre à un autre registre.

        Le conseil d'administration peut cependant restreindre la possibilité de transférer dans d'autres registres les actions ordinaires enregistrées, cotées, négociées ou placées dans certaines juridictions.

        Le transfert sur le registre tenu à Luxembourg peut toujours être demandé.

        En cas de transfert d'actions ordinaires, de nouveaux certificats relatifs aux actions transférées et aux actions conservées seront émis sans frais.

        Le transfert des actions ordinaires s'effectuera par la remise au préposé au registre du ou des certificats représentatifs de ces actions ordinaires avec (i) un «stock power» ou un autre document de transfert (ii) ou une déclaration écrite de transfert inscrite dans le registre, datée et signée par le cédant et le cessionnaire ou par leurs mandataires (iii) ou, si elle existe sur le certificat, la formule d'endossement dûment complétée et signée.

        Dans chacun des trois cas évoqués, la preuve du transfert produite avec le ou les certificats d'actions doit être dans la forme et avec les preuves satisfaisant la société.

        Sous réserve de ce qui est stipulé dans cet article 6, la société peut considérer la personne, firme ou entité (chacune dénommée ci-après «personne») dont le nom figure dans le registre des actionnaires comme le véritable propriétaire des actions ordinaires. La société sera complètement dégagée de toute responsabilité à l'égard des tiers avec lesquels elle a affaire pour ces actions ordinaires et pourra passer outre les prétentions et réclamations de tiers sur ces actions, sans, toutefois, priver une personne du droit qu'elle aurait demander soit l'inscription, soit la modification de l'inscription des actions ordinaires.

        Dans le cas où un détenteur d'actions ordinaires ne donne pas une adresse à laquelle toutes les convocations ou informations de la société pourront être envoyées, mention peut en être faite dans le registre par la société et l'adresse de ce détenteur sera censée être au siège social de la société ou à toute autre adresse qui pourra être inscrite dans le registre par la société, jusqu'à ce que le détenteur fournisse à la société une adresse différente. Un détenteur peut à tout moment, modifier l'adresse inscrite dans le registre des actionnaires au moyen d'une notification écrite au préposé au registre.

        Les certificats d'actions perdus, volés ou abîmés seront remplacés par le préposé au registre qui a émis les certificats d'actions en premier lieu après apport des preuves, engagements et garanties satisfaisants pour la société sous réserve que les certificats abîmés ne soient remis avant la délivrance des nouveaux certificats d'actions.

        Aucune personne, excepté les personnes actionnaires au 25 février 1993, ne peut détenir à aucun moment, plus de 20% du capital de la société ou des droits de vote (la «limite de détention d'actions») sans obtenir l'approbation du conseil d'administration. Le conseil d'administration peut soumettre son approbation à la satisfaction de conditions qu'il considère comme appropriées.

        Une personne qui détient plus de 20% du capital de la société ou des droits de vote et qui n'a pas obtenu l'approbation du conseil d'administration ne peut être inscrite ou acceptée comme un actionnaire, et cette personne n'aura pas de droit de vote, de dividendes ou de répartition de bénéfices ou aucun autre des droits des actionnaires pour la part qui excède les 20%. Le conseil d'administration peut approuver la détention par une personne de plus de 20% du capital de la société ou des droits de vote, (i) si cette personne, préalablement à l'achat de plus de 20% du capital de la société ou des droits de vote, a demandé et obtenu l'approbation du conseil d'administration pour détenir plus que la limite de détention d'actions, (ii) si cette personne a fait une bona fide offer obligatoire et irrévocable à tous les autres actionnaires de la société d'acheter toutes les actions et droits de vote de la société à un prix estimé favorable par le conseil d'administration ou (iii) dans toutes autres circonstances déterminées par le conseil d'administration.

  Article 7.-

        L'assemblée des actionnaires de la société régulièrement constituée représentera tous les actionnaires de la société. Elle aura les pouvoirs les plus larges pour ordonner, faire ou ratifier tous les actes relatifs aux opérations de la société.

  Article 8.-

        L'assemblée générale annuelle des actionnaires se tiendra à Luxembourg, au siège social de la société ou tout autre endroit à Luxembourg qui sera fixé dans l'avis de convocation, le dernier vendredi du mois de juin à neuf heures.

        Si ce jour est un jour férié légal, l'assemblée générale annuelle se tiendra le premier jour ouvrable qui suit. L'assemblée générale annuelle pourra se tenir à l'étranger, si le conseil d'administration constate souverainement que des circonstances exceptionnelles le requièrent.

        Les autres assemblées des actionnaires pourront se tenir aux heures et au lieu spécifiés dans les avis de convocations.

        Les avis de convocation aux assemblées générales devront être envoyés par lettre recommandée au moins vingt jours avant l'assemblée. Le quorum requis par la loi réglera la conduite des assemblées des actionnaires de la société.

        Toute action donne droit à une voix. Tout actionnaire pourra prendre part aux assemblées des actionnaires en désignant par écrit, par câble, télégramme, télex ou télécopie une autre personne comme son mandataire, sous réserve que la procuration parvienne au siège social de la société à Luxembourg ou à un administrateur de la société au moins cinq jours avant l'assemblée.

        Dans la mesure où il n'en est pas autrement disposé par la loi, les décisions d'une assemblée des actionnaires dûment convoquée sont prises à la majorité simple des actionnaires présents et votants.

        Le conseil d'administration peut déterminer toutes autres conditions à remplir par les actionnaires pour prendre part à toute assemblée des actionnaires.

        Le conseil d'administration convoquera une assemblée générale dans le délai d'un mois après réception d'une demande écrite des actionnaires représentant un cinquième des actions ayant un droit de vote lors de cette assemblée.

  Article 9.-

        La société sera administrée par un conseil d'administration composé de membres qui n'ont pas besoin d'être actionnaires de la société.

        Le conseil d'administration sera composé de cinq (5) personnes au moins et sera élu à la majorité simple des actions avec droit de vote pour un terme qui n'excédera pas six ans, jusqu'à ce que leurs successeurs soient élus, sous réserve cependant que chaque administrateur puisse être révoqué avec ou sans raison, par le vote des détenteurs de plus de cinquante pour-cent (50%) des actions présentes ou représentées à l'assemblée générale.

        Pour être éligibles, les noms des candidats pour la nomination au conseil d'administration devront parvenir, avec l'acceptation écrite de la nomination par les candidats proposés, au siège social de la société ou à un administrateur de la société au moins un mois avant la date de l'assemblée générale au cours de laquelle les administrateurs seront élus. Un tel dépôt n'est pas requis lors de la réélection des administrateurs en fonction au moment de l'assemblée générale.

        Au cas où le poste d'un administrateur devient vacant à la suite de décès, de retraite, de démission ou de révocation, les administrateurs restants peuvent élire une personne pour remplir cette vacance jusqu'à la prochaine assemblée générale des actionnaires qui confirmera ou rejettera cette nomination.

  Article 10.-

        Le conseil d'administration choisira en son sein un président et pourra également choisir parmi ses membres un vice-président. Il pourra également choisir un secrétaire qui n'a pas besoin d'être administrateur et qui sera en charge de la tenue des procès-verbaux des réunions du conseil d'administration et des assemblées générales des actionnaires.

        Le conseil d'administration se réunira sur la convocation du président ou de deux administrateurs, au lieu indiqué dans l'avis de convocation. La convocation devra être envoyée au moins sept jours avant la réunion, sauf en cas d'urgence.

        Le président présidera toutes les assemblées générales des actionnaires et les réunions du conseil d'administration; en son absence l'assemblée générale ou le conseil d'administration pourra désigner à la majorité des personnes présentes à cette assemblée ou réunion un autre administrateur pour assumer la présidence pro tempore de ces assemblées ou réunions.

        Le conseil d'administration ne pourra délibérer ou agir valablement que si la majorité au moins des administrateurs est présente ou représentée à la réunion du conseil d'administration. Les décisions sont prises à la majorité des voix des administrateurs présents ou représentés à cette réunion.

        Une décision prise par écrit, approuvée et signée par tous les administrateurs, produira effet au même titre qu'une décision prise à une réunion du conseil d'administration.

        Aucune transaction entre la société et une autre partie dans laquelle un administrateur ou directeur est un employé, directeur ou administrateur ne sera invalidée seulement pour cette raison.

        Tout administrateur peut participer à une réunion du conseil d'administration par conférence téléphonique ou d'autres moyens de communication similaires permettant à toutes les personnes prenant part à cette réunion peuvent s'entendre les unes les autres. La participation à une réunion par ces moyens équivaut à une présence en personne à une telle réunion.

        Une réunion du conseil d'administration peut être tenue par conférence téléphonique ou par conférence vidéo ou par d'autres moyens de télécommunication permettant à toutes les personnes prenant part à cette réunion peuvent s'entendre les unes les autres.

        Un administrateur ou directeur qui a un intérêt personnel dans une transaction doit faire connaître cet intérêt et s'abstenir de voter sur cette transaction.

  Article 11.-

        Les procès-verbaux de toutes les réunions du conseil d'administration seront signés par le président ou, en son absence, par le vice-président, ou par deux administrateurs.

        Les copies ou extraits des procès-verbaux destinés à servir en justice ou ailleurs seront signés par le président, un vice-président, le secrétaire du conseil d'administration ou par deux administrateurs.

  Article 12.-

        Le conseil d'administration est investi des pouvoirs les plus larges de passer tous actes d'administration et de disposition dans l'intérêt de la société. Tous pouvoirs que la loi ou les présents statuts ne réservent pas expressément à l'assemblée générale des actionnaires sont de la compétence du conseil d'administration.

        Le conseil d'administration doit clôturer les registres ou arrêter une date d'enregistrement pas plus de soixante jours avant la distribution de dividendes, l'envoi de convocation pour une assemblée ou certaines autres actions pour lesquelles les actionnaires enregistrés doivent être déterminés.

  Article 13.-

        La société sera engagée par la signature conjointe de deux administrateurs ou la seule signature du président ou d'un vice-président du conseil d'administration. La société sera également engagée par la seule signature de toute personne à laquelle ce pouvoir de signature aura été délégué par le conseil d'administration.

  Article 14.-

        Les opérations de la société seront surveillées par un ou plusieurs commissaires aux comptes qui n'ont pas besoin d'être actionnaires. L'assemblée générale des actionnaires désignera les commissaires aux comptes et déterminera leur nombre, leur rémunération et la durée de leurs fonctions qui ne pourra excéder six années.

  Article 15.-

        L'exercice social commencera le premier janvier de chaque année et se terminera le trente-et-un décembre de la même année.

  Article 16.-

        Sur le bénéfice annuel net de la société il est prélevé cinq pour cent (5%) pour la formation du fonds de réserve légale. Ce prélèvement cessera d'être obligatoire lorsque la réserve aura atteint dix pour cent (10%) du capital social tel que prévu à l'article 5 de ces statuts ou tel qu'il aura été augmenté ou réduit, tel que prévu à l'article 5 de ces présents statuts.

        L'assemblée générale des actionnaires déterminera, sur proposition du conseil d'administration, de quelle façon il sera disposé du solde du bénéfice annuel net.

        Des acomptes sur dividendes pourront être versés en conformité avec les conditions prévues par la loi.

  Article 17.-

        En cas de dissolution de la société pour quelque raison et à quelque moment que ce soit, il sera procédé à la liquidation par des liquidateurs nommés par l'assemblée générale des actionnaires (les «liquidateurs») ou, si aucun liquidateur n'a été nommé de cette façon, par le conseil d'administration alors en fonction, qui seront investis des pouvoirs prévus aux articles 144 et suivants de la loi luxembourgeoise du 10 août 1915 sur les sociétés commerciales, telle que modifiée.

        Une fois toutes les dettes, frais et dépenses de liquidation payés, le solde sera distribué aux détenteurs d'actions ordinaires proportionnellement au pourcentage d'actions détenues par chaque actionnaire.

        Les liquidateurs distribueront si possible en nature tous les titres et autres avoirs de la société.

  Article 18.-

        Sous réserve des exceptions et des limitations qui suivent:

  (i)
  toute personne qui est ou qui a été administrateur ou directeur de la société sera indemnisée par la société, jusqu'à concurrence du montant le plus élevé permis par la loi, de toute dette et de toute dépense raisonnable exposées par elle à l'occasion de toute demande, action, procès ou procédure auxquels elle aura été partie ou autrement impliquée en sa qualité, présente ou passée, d'administrateur ou de directeur de la société, et de tous montants payés ou exposés en cas d'arrangement extrajudiciaire.

  (ii)
  les termes «demande», «action», «procès» ou «procédure» s'appliquent à toutes les demandes, actions, procès ou procédures (civil, criminel ou autres, incluant les appels) actuels ou futurs, et les mots «dettes» et «dépenses» comprennent sans limitation les honoraires d'avocat, les frais, les coûts des jugements et les montants payés à titre d'arrangement et autres obligations.

        Aucune indemnisation ne sera due à un administrateur ou un directeur:

  (i)
  pour toute obligation de la société ou ses actionnaires née en raison de malfaisance, mauvaise foi, négligence grave ou de manquement à ses devoirs dans le cadre de ses fonctions;

  (ii)
  pour toute opération où il sera finalement jugé avoir agi de mauvaise foi et non dans l'intérêt de la société ou

  (iii)
  en cas d'arrangement extrajudiciaire, à moins que cet arrangement n'ait été approuvé par un tribunal compétent ou par le conseil d'administration.

        Le droit à l'indemnisation, tel qu'il est défini, sera individuel et n'exclura pas d'autres droits auxquels un administrateur ou directeur peut prétendre actuellement ou dans le futur. Ce droit d'indemnisation continuera à être dû à une personne qui a cessé d'être un administrateur ou directeur et passera aux héritiers, exécuteurs testamentaires et administrateurs de cette personne. Les présentes dispositions n'affectent en rien le droit à indemnisation qui pourrait exister dans le chef de tout autre membre du personnel de la société, y compris les administrateurs et directeurs en vertu d'un contrat ou autre, compte tenu de la loi applicable.

        Les dépenses occasionnées par la préparation et la représentation d'une défense à toute demande, action, procès ou procédure tels que décrits dans le présent article, pourront être avancées par la société contre l'engagement du directeur ou de l'administrateur de rembourser le montant s'il apparaît en définitive qu'il n'a pas le droit à indemnisation en vertu de l'article 18.

  Article 19.-

        Pour toutes les matières qui ne sont pas régies par les présents statuts, les parties se réfèrent aux dispositions de la loi du dix août mil neuf cent quinze concernant les sociétés commerciales.

        PS: En cas de divergences entre la version anglaise et la version française, le texte anglais fera foi.

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